
                                  EXHIBIT III

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                FUJITSU LIMITED,

                          FUJITSU INTERNATIONAL, INC.
                                      AND

                               AMDAHL CORPORATION

                           DATED AS OF JULY 30, 1997
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                               TABLE OF CONTENTS

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                                      ARTICLE I. THE OFFER
Section 1.1.     The Offer................................................................    1
Section 1.2.     Company Action...........................................................    2
Section 1.3.     SEC Actions..............................................................    2
Section 1.4.     Directors................................................................    3

                                     ARTICLE II. THE MERGER
Section 2.1.     The Merger...............................................................    4
Section 2.2.     Effect of the Merger.....................................................    4
Section 2.3.     Consummation of the Merger...............................................    4
Section 2.4.     Certificate of Incorporation; Bylaws; Directors and Officers.............    4
Section 2.5.     Effect on Securities.....................................................    5
Section 2.6.     Company Stock Plans......................................................    5
Section 2.7.     Payment for Shares.......................................................    6
Section 2.8.     Dissenting Shares........................................................    7
Section 2.9.     Stockholders' Meeting....................................................    7
Section 2.10.    Subsequent Actions.......................................................    8
                   ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.1.     Organization and Qualification...........................................    9
Section 3.2.     Subsidiaries.............................................................    9
Section 3.3.     Authority Relative to Agreement..........................................    9
Section 3.4.     Non-Contravention........................................................   10
Section 3.5.     Capitalization...........................................................   10
Section 3.6.     SEC Filings..............................................................   11
Section 3.7.     Financial Statements.....................................................   11
Section 3.8.     Absence of Certain Changes or Events.....................................   12
Section 3.9.     Governmental Approvals...................................................   12
Section 3.10.    Compliance with Laws.....................................................   12
Section 3.11.    Litigation...............................................................   13
Section 3.12.    Intellectual Property Rights.............................................   13
Section 3.13.    Taxes....................................................................   14
Section 3.14.    Employee Benefit Plans...................................................   15
Section 3.15.    Severance Arrangements...................................................   17
Section 3.16.    Environmental Matters....................................................   17
Section 3.17.    Limitations on Business Activities.......................................   17
Section 3.18.    Customer Relationships...................................................   18
Section 3.19.    Certain Transactions.....................................................   18
Section 3.20.    State Takeover Statute...................................................   18
Section 3.21.    Fairness Opinion.........................................................   18
Section 3.22.    Brokers..................................................................   18

                 ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO
Section 4.1.     Organization and Qualification...........................................   18
Section 4.2.     Authority Relative to Agreement..........................................   18
Section 4.3.     Non-Contravention........................................................   19
Section 4.4.     Governmental Approvals...................................................   19

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Section 4.5.     Brokers..................................................................   19
Section 4.6.     Financing................................................................   19

                                 ARTICLE V. CERTAIN AGREEMENTS
Section 5.1.     Conduct of the Company's Business........................................   20
Section 5.2.     Access to Information....................................................   21
Section 5.3.     Consents and Approvals; Further Assurances...............................   22
Section 5.4.     Inquiries and Negotiations...............................................   22
Section 5.5.     Notification of Certain Matters..........................................   23
Section 5.6.     Indemnification..........................................................   23
Section 5.7.     FIRPTA Certificate.......................................................   24
Section 5.8.     Employee Benefits........................................................   25

                              ARTICLE VI. CONDITIONS TO THE MERGER
Section 6.1.     Conditions to Each Party's Obligation to Effect the Merger...............   25
Section 6.2.     Conditions to Parent's and Newco's Obligation to Effect the Merger.......   25

                            ARTICLE VII. TERMINATION AND ABANDONMENT
Section 7.1.     Termination and Abandonment..............................................   26
Section 7.2.     Effect of Termination....................................................   27

                                  ARTICLE VIII. MISCELLANEOUS
Section 8.1.     Nonsurvival of Representations and Warranties............................   27
Section 8.2.     Expenses, Etc............................................................   27
Section 8.3.     Publicity................................................................   27
Section 8.4.     Execution in Counterparts................................................   27
Section 8.5.     Notices..................................................................   27
Section 8.6.     Waivers..................................................................   28
Section 8.7.     Entire Agreement.........................................................   28
Section 8.8.     Applicable Law...........................................................   29
Section 8.9.     Specific Performance.....................................................   29
Section 8.10.    Binding Effect, Benefits.................................................   29
Section 8.11.    Assignability............................................................   29
Section 8.12.    Amendments...............................................................   29
Section 8.13.    Headings.................................................................   29
Section 8.14.    Mutual Drafting..........................................................   29

ANNEX I          Defined Terms
ANNEX II         Conditions to the Offer
ANNEX III        Significant Subsidiaries
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                                       ii

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (the "Agreement"), dated as of July 30, 1997, is entered into by and among Fujitsu Limited, a Japanese corporation ("Parent"), Fujitsu International, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Newco"), and Amdahl Corporation, a Delaware corporation (the "Company" and, collectively with Parent and Newco, the "Parties"). The Company and Newco are hereinafter sometimes referred to as the "Constituent Corporations." Certain capitalized terms used herein are defined in Annex I hereto.

     WHEREAS Parent, Newco and the Company have each approved, upon the terms and subject to the conditions hereinafter provided, the acquisition of the Company by Newco pursuant to a tender offer (the "Offer") by Newco for all the issued and outstanding shares of Common Stock, $.05 par value ("Company Common Stock"), of the Company, followed by a merger (the "Merger") of Newco with and into the Company, with the Company as the surviving corporation, and all other transactions contemplated by this Agreement (such acquisition, tender offer, merger and other transactions, collectively the "Transactions");

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the Parties hereby agree as follows:

                                   ARTICLE I.

                                   THE OFFER

SECTION 1.1. The Offer.

     (a) Offer. Parent shall cause Newco, as promptly as reasonably practicable after the date hereof, but in no event later than five (5) U.S. Business Days following the public announcement of the terms of this Agreement, to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase any and all of the issued and outstanding shares (the "Shares") of Company Common Stock (other than those Shares currently owned by Newco or Parent) at a price of $12.00 per Share, net to the seller in cash (or at such higher price as Newco elects to offer) (the "Offer Price"), but subject to any withholding required by law, provided, that Newco shall not be required to commence the Offer if an event shall have occurred that, had the Offer already been commenced, would give rise to a right to terminate the Offer under any of the conditions set forth in Annex II hereto. The Offer shall have a scheduled expiration date not less than twenty (20) U.S. Business Days following the commencement thereof. The obligation of Parent and Newco to accept and pay for Shares tendered shall be subject to the condition that there shall be validly tendered prior to the expiration date of the Offer and not withdrawn a number of Shares which, when added to the Shares owned by Parent, represent at least 51% of the Shares issued and outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex II. Parent and Newco expressly reserve the right to waive the Minimum Condition or any of the other conditions to the Offer, to increase the price per Share payable in the Offer and to make any other change or changes in the terms or conditions of the Offer, including without limitation extending the expiration date, provided, that no change may be made that changes the form of consideration to be paid or decreases the price per Share or the number of Shares sought in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex
II. If at any scheduled expiration date of the Offer any of the conditions of the Offer have not been satisfied or waived by Parent, but in the reasonable, good faith judgment of the Company are capable of being satisfied within a period not to exceed twenty (20) U.S. Business Days, then, at the written request of the Company, Parent and Newco shall extend the Offer for such period, to a maximum of twenty (20) U.S. Business Days, but not in any event beyond the date specified in Section 7.1(b)(i)(B) hereof.

     (b) Acceptance and Payment. Newco shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment Shares validly tendered within five (5) Business Days after such satisfaction or waiver of all conditions of the Offer, and pay for accepted Shares as promptly thereafter as reasonably practicable.

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

SECTION 1.2. Company Action.

     (a) Board of Directors. The Company hereby approves and consents to the Offer and represents that its Board of Directors, at a meeting duly called and held and acting on the unanimous recommendation of the members of the Board of Directors of the Company who are independent of Parent and Newco and who constitute a majority of the directors in office (the "Company Board"), has (i) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair to and in the best interest of the Company's stockholders, (ii) approved this Agreement and the Transactions, including the Offer and the Merger, which approval satisfies in full the requirements of the General Corporation Law of the State of Delaware (the "DGCL") including, without limitation, Section 203 thereof, and (iii) resolved to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger and other Transactions by its stockholders. The Company represents that it has been advised that all of the directors on the Company Board and all of the executive officers intend to tender their Shares pursuant to the Offer.

     (b) Stockholder Lists; Other Assistance. The Company will promptly, and in any event within three (3) U.S. Business Days after the execution of this Agreement, furnish, or cause its transfer agent to furnish, Newco with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case which, to the Company's best knowledge, are true and correct as of a recent date, and will provide, or cause its transfer agent to provide, to Newco such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent or Newco or any of their respective agents may reasonably request in connection with the Offer and Merger.

SECTION 1.3. SEC Actions.

     (a) Schedules 14D-1 and 13E-3. As soon as reasonably practicable on the date of commencement of the Offer, Parent and Newco shall file with the Securities and Exchange Commission ("SEC") (i) a Tender Offer Statement on
Schedule 14D-1 with respect to the Offer (including all supplements and amendments thereto, the "Schedule 14D-1") and (ii) a Transaction Statement on
Schedule 13E-3 (including all supplements and amendments thereto, the "Schedule 13E-3," which, together with the Schedule 14D-1 and all other documents required to be filed by Parent and Newco with the SEC in connection with the Transactions, are collectively referred to as the "Offer Documents"). The Company shall execute, and join in the filing of, the Schedule 13E-3.

     (b) Schedule 14D-9. Concurrently with the filing of the Schedule 14D-1, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (including all supplements and amendments thereto, the "Schedule 14D-9"), which shall reflect the recommendations of the Company Board referred to in Section 1.2(a).

     (c) Action by Parties.

          (i) Parent and Newco will take all steps necessary to ensure that the Offer Documents, and the Company will take all steps necessary to ensure that the Schedule 14D-9 and all other documents required to be filed by the Company with the SEC in connection with the Transactions (collectively, the "Company Disclosure Documents"), comply or complies in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, that Parent and Newco make no representation with respect to information furnished by the Company for inclusion in the Offer Documents and that the Company makes no representation with respect to information furnished by Parent or Newco for inclusion in the Company Disclosure Documents.

          (ii) The Company represents and warrants to Parent and Newco that the information with respect to the Company or any Subsidiary that (i) the Company or any Subsidiary furnishes to Parent in writing

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

     specifically for inclusion in the Offer Documents, (ii) is incorporated in the Offer Documents by reference to any of the Company SEC Filings or (iii) is set forth in the Company Disclosure Documents (other than any information set forth in the Company Disclosure Documents that is furnished by Parent or Newco for inclusion therein), will not, at the time of the filing of the Offer Documents, at the time of any distribution thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Newco jointly and severally represent to the Company that the information with respect to Parent and Newco that (i) Parent or Newco furnishes to the Company in writing specifically for inclusion in the Company Disclosure Documents, (ii) is incorporated in the Company Disclosure Documents by reference to any of the Offer Documents (other than any information set forth in any of the Offer Documents that is furnished by the Company or any Subsidiary for inclusion therein), or (iii) is set forth in the Schedule 14D-1 (other than any information set forth in the Schedule 14D-1 that is furnished by the Company or any Subsidiary for inclusion therein), will not, at the time of the filing of the Offer Documents, at the time of any distribution thereof and at the time of the consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and Newco, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents and the Company Disclosure Documents, as the case may be, if and to the extent that it shall have become false and misleading in any material respect.

          (iii) Each of Parent and Newco will take all steps necessary to cause the Offer Documents, and the Company will take all steps necessary to cause the Company Disclosure Documents, in each case including all amendments thereto, to be filed with the SEC and to be disseminated to holders of the Shares as and to the extent required by applicable federal securities laws.

          (iv) Each of the Company, on the one hand, and Parent and Newco on the other hand, will give the other, and their respective counsel, the opportunity to review and provide comments with respect to the Company Disclosure Documents and the Offer Documents, as the case may be, before they are filed with the SEC, in each case including all amendments thereto. In addition, each Party will provide the other Parties and their counsel with any comments, whether written or oral, which it may receive from time to time from the SEC or its staff with respect to the Company Disclosure Documents or the Offer Documents promptly after the receipt of such comments.

SECTION 1.4. Directors.

     (a) Entitlement. Effective upon the acceptance for payment by Newco of such number of Shares as shall constitute satisfaction of the Minimum Condition, Newco shall be entitled, at its option, to designate the number of directors, rounded up to the next whole number, on the Board of Directors of the Company for the period following such acceptance (the "Post-Acceptance Board") that equals the product of (i) the total number of directors on the Post-Acceptance Board (giving effect to the election of any additional directors and/or the resignation of any existing directors pursuant to this Section) and (ii) the percentage that the number of Shares owned by Newco (including Shares accepted for payment) and Parent bears to the total number of Shares issued and outstanding, and the Company shall take all action necessary to cause Newco's designees to be elected or appointed to the Post-Acceptance Board, including, without limitation, increasing the number of directors and seeking and accepting resignations of incumbent directors. The Company will use its best efforts to cause individuals designated by Newco as provided in the previous sentence to constitute the same percentage as such individuals represent on the Post-Acceptance Board of (A) each committee of such Board (other than any committee of such Board established to take action under this Agreement), (B) each board of directors of each Subsidiary and (C) each committee of each such board. Notwithstanding the foregoing, at all times prior to the Effective Time the Post-Acceptance Board shall include at least two (2) directors in office as of the date hereof who are not employees of the Company or any of its subsidiaries or affiliates of Parent or Newco (any such director remaining in office being a "Continuing Director"). The provisions of this Section 1.4(a) are in addition to and shall not limit any rights which Parent or Newco or any

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

of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

     (b) Company Actions. The Company shall promptly take all actions required in order to fulfill its obligations under this Section, including without limitation all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, which shall include without limitation including in the Schedule 14D-9 such information with respect to the Company and its officers and directors and Newco's designees as is necessary to enable Newco's designees to be elected to the Post-Acceptance Board. Parent or Newco will supply to the Company any information with respect to itself and such nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1, and Parent and Newco jointly and severally represent to the Company that such information will not, at the time of the filing with the SEC of any document required to be filed pursuant to this Section 1.4(b), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order that the statements made therein, in light of the circumstances under which they were made, are not misleading.

                                  ARTICLE II.

                                   THE MERGER

SECTION 2.1. The Merger.

     As promptly as reasonably practicable after consummation of the Offer, subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with this Agreement and the DGCL, Newco shall, pursuant to the Merger, be merged with and into the Company, the separate existence of Newco (except as it may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

SECTION 2.2. Effect of the Merger.

     Upon the effectiveness of the Merger, the Surviving Corporation shall succeed to and assume all the rights and obligations of the Company and Newco in accordance with the DGCL, and the Merger shall otherwise have the effects set forth in Section 259 of the DGCL.

SECTION 2.3. Consummation of the Merger.

     The closing of the Merger (the "Closing") will take place as soon as practicable after the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, provided that this Agreement has not been terminated previously, at the offices of Morrison & Foerster, LLP, San Francisco, California, or such other location as the Parties may agree. On the date of the Closing, the Parties will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a properly executed certificate of merger in accordance with the DGCL, which shall be effective upon filing or on such later date as may be specified therein (the time of such effectiveness being the "Effective Time").

SECTION 2.4.  Certificate of Incorporation; Bylaws; Directors and Officers.

     The Certificate of Incorporation of the Company in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and as provided by the DGCL. The Bylaws of the Company in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and the Certificate of Incorporation of the Surviving Corporation and as provided by the DGCL. From and after the Effective Time and until their respective successors are duly elected or appointed and qualified, (a) the directors of Newco at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

SECTION 2.5.  Effect on Securities.

     By virtue of the Merger and without any action on the part of either Constituent Corporation or any holder of the capital stock thereof, at the Effective Time:

          (a) Each share of Common Stock, $0.05 par value, of Newco issued and outstanding immediately prior to the Effective Time shall be canceled and retired, and no consideration shall be paid or delivered in exchange therefor;

          (b) Each Share that is held in the treasury of the Company or by any Subsidiary immediately prior to the Effective Time shall be canceled and retired, and no consideration shall be paid or delivered in exchange therefor;

          (c) Each Share issued and outstanding immediately prior to the Effective Time and registered in the name of Parent or Newco shall not be converted but shall remain outstanding as one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation; and

          (d) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares referred to in Section 2.5(b) or 2.5(c) above and Dissenting Shares (which are to be treated in accordance with Section 2.8)) shall be converted into the right to receive, upon surrender of the certificate formerly representing such Share, in the manner provided below, an amount in cash, without interest, equal to the Offer Price or any higher price paid for each Share in the Offer (the "Merger Consideration"). As of the Effective Time, each such remaining Share shall no longer be issued and outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

SECTION 2.6.  Company Stock Plans.

     (a) Company Option Plans. The Options granted pursuant to the Company's 1974 Stock Incentive Plan shall vest automatically at the Effective Time. The Company Option Plans and all stock options issued and outstanding thereunder shall terminate and be canceled effective as of the Effective Time. In consideration of such termination and cancellation, (i) each holder of a stock option under the Company Option Plans which, in whole or in part, has vested as of the Effective Time shall be entitled to receive from the Company, at the Effective Time, for each share of Company Common Stock subject to the then-vested portion of the option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of the option, and (ii) each holder of a stock option under the Company Option Plans which, in whole or in part, has not vested as of the Effective Time shall be entitled to receive from the Company, on the date(s) following the Effective Time on which the option would have vested under the relevant Company Option Plan, for each Share subject to the then-vested portion of the option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of the option, plus interest on such cash amount calculated from the Effective Time to the date the option would have vested at an annual rate of six percent (6%) based on the actual number of days elapsed, in each case subject to applicable withholding tax, if any, provided the holder continues to be an employee of the Surviving Corporation or one of its affiliates as of such date. Notwithstanding the foregoing, no optionholder shall be entitled to receive any payment in consideration of the termination and cancellation of such option until the optionholder shall have delivered to the Company or the Surviving Corporation a release in form satisfactory to Parent. The Board of Directors of the Company shall take all actions necessary to cause all outstanding options to purchase Shares to be terminated and canceled as provided in this Section 2.6(a). The Board of Directors of the Company further shall take all such actions consistent with Applicable Law and the existing provisions of the Stock Option Plans to provide that the right to receive consideration as provided in this Section 2.6(a) shall terminate, if not previously claimed, with respect to each option at the date twelve months from the Effective Time or, in the case of any option not vested at the Effective Time, twelve months from the date such option would have vested. The Surviving Corporation shall use reasonable efforts to notify each holder of a stock option under the Company Option Plans which has not vested as of the Effective Time of such holder's right to claim receipt of consideration as provided in this
Section 2.6(a) promptly following the date(s) each such option would have vested.

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

     (b) Company Stock Purchase Plan. The Company shall take all actions necessary to cause the last day of the "Purchase Period" (as defined in the Company Stock Purchase Plan) to be the earlier of (i) the end of the current Purchase Period or (ii) the date on which the Effective Time occurs. On such date, each participant in the Company Stock Purchase Plan shall be deemed to have purchased the number of whole Shares that could be purchased upon the application of the funds then in such participant's withholding account in accordance with the terms of the Company Stock Purchase Plan. As of the Effective Time, each participant shall be entitled to receive from the Company, for each Share such participant is deemed to have purchased, the Merger Consideration, subject to applicable withholding tax, if any. Notwithstanding the foregoing, no participant shall be entitled to receive any payment on account of any Shares deemed to have been purchased pursuant to this Section 2.6(b) until the participant shall have delivered to the Company an acknowledgment that the participant has received all amounts due in connection with the Company Stock Purchase Plan. The Company shall take all actions necessary to terminate the Company Stock Purchase Plan effective on the date as aforesaid so that no new Purchase Period that would otherwise commence on or after that date shall commence.

SECTION 2.7.  Payment for Shares.

     (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent (the "Paying Agent") for the purpose of exchanging certificates representing issued and outstanding Shares (each, a "Certificate") for the Merger Consideration. Parent or Newco shall, from time to time, make available or cause to be made available to the Paying Agent funds in amounts and at times necessary for the payment of the Merger Consideration in the manner provided herein. All interest on such funds shall be paid to Parent or Newco.

     (b) Letter of Transmittal. Promptly after the Effective Time, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of one or more Shares, (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificate to the Paying Agent, and which shall have such other provisions as Parent shall specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration.

     (c) Entitlement of Shares. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of Shares previously represented by such Certificate, after giving effect to any withholding tax required by Applicable Law, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration.

     (d) Payments to Other Persons. If Merger Consideration is to be paid to any person other than the person in whose name the Certificates for Shares surrendered for conversion are registered, it shall be a condition of the payment that such Certificates be properly endorsed and the signatures thereon properly guaranteed and otherwise in proper form for transfer and that the person requesting such payment shall have paid to the Paying Agent any transfer or other taxes required by reason of the delivery of Merger Consideration to a person other than the registered holder of such Certificate, or shall have established to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

     (e) Termination. Any portion of the exchange funds held by the Paying Agent for delivery pursuant to this Section 2.7 and unclaimed at the end of six months after the Effective Time shall be paid or delivered to the Surviving Corporation, upon demand, and any holders of Certificates who have not theretofore complied with this Section 2.7 shall, subject to Applicable Law, thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of Shares. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

     (f) Stock Transfer Books; No Further Ownership Rights. At and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registrations of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, they shall be canceled and exchanged for Merger Consideration as provided in this Section 2.7.

SECTION 2.8.  Dissenting Shares.

     Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have not voted such Shares in favor of the approval and adoption of this Agreement and who shall have delivered a written demand for appraisal of such Shares in the manner provided in Section 262 of the DGCL ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but instead shall be converted into the right of the holders of such Shares to payment of the appraised value of such Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that if any holder of Dissenting Shares (i) shall subsequently deliver a written withdrawal of his demand for appraisal of such Shares (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), (ii) fails to perfect or loses his appraisal rights as provided in Section 262 of the DGCL, or (iii) fails to demand payment within the time period provided in Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such Shares and such Shares shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent and Newco (i) prompt notice of any demands received by the Company for appraisal of Shares and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

SECTION 2.9.  Stockholders' Meeting.

     (a) Special Meeting and Proxy Statement. If required by Applicable Law in order to consummate the Merger, the Company, acting through the Post-Acceptance Board, shall, in accordance with Applicable Law:

          (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting"), as promptly as practicable following the acceptance for payment and purchase of Shares by Newco pursuant to the Offer, for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

          (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement, and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement; (y) to cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement"), to be mailed to its stockholders, provided, that the Company (i) will promptly notify Parent of its receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements of the Proxy Statement or for additional information; (ii) will promptly provide Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger and (iii) will not amend or supplement the Proxy

     Statement without first consulting with Parent and its counsel; and (z) to obtain the necessary approvals of the Merger and this Agreement by its stockholders to the extent required by the DGCL;

          (iii) prepare and revise the Proxy Statement so that, at the date mailed to Company stockholders and at the time of the Special Meeting, the Proxy Statement will (x) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order that the statements made therein, in light of the circumstances under which they are made, are not misleading (except that the Company shall not be responsible under this clause (iii) with respect to statements made therein based on information supplied by Parent or Newco expressly for inclusion in the Proxy Statement), and (y) comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder;

          (iv) subject to the fiduciary obligations of the Company Board under applicable law as advised in writing by counsel to the Company Board, include in the Proxy Statement the recommendation of such Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; and

          (v) without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to Section 2.9(a)(i) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Alternative Transaction or (ii) any withdrawal or modification by the Company Board of its approval or recommendation of the Offer, this Agreement or the Merger.

     (b) Parent Information. Parent shall furnish to the Company such information concerning itself and Newco, for inclusion in the Proxy Statement, as may be requested by the Company and required to be included in the Proxy Statement. Parent and Newco jointly and severally represent to the Company that such information provided in writing expressly for inclusion in the Proxy Statement will not, at the date the Proxy Statement is mailed to Company stockholders and (including any corrections or modifications made by Parent or Newco to such information) at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order that the statements made therein, in light of the circumstances under which they were made, are not misleading.

     (c) Merger Without Meeting of Stockholders. Notwithstanding the foregoing, in the event that Parent or Newco shall acquire at least 90% of the issued and outstanding Shares, the Parties agree, at the request of Parent, to take all appropriate and necessary action to cause the Merger to become effective as soon as practicable after the expiration or termination of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

SECTION 2.10.  Subsequent Actions.

     If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation are hereby authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Newco that, except as set forth in the written Disclosure Schedule previously delivered by the Company to
Parent:

SECTION 3.1.  Organization and Qualification.

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 3.2.  Subsidiaries.

     (a) Subsidiaries.  Except for shares of the Subsidiaries identified on
Exhibit 21.1 to the Company's Annual Report on form 10-K for the fiscal year ended December 27, 1996 (the "Company Annual Report"), or the Subsidiaries or interests described in Schedule 3.2 attached hereto, the Company does not own of record or beneficially, directly or indirectly, (i) any shares of issued and outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise. Each Subsidiary and its jurisdiction of formation is identified in the Company Annual Report or on
Schedule 3.2 attached hereto. The Company's proportionate share of the total assets (after intercompany eliminations) of those Subsidiaries that are not Significant Subsidiaries, taken as a whole, is less than 14% of the consolidated total assets of the Company as of December 27, 1996, and the Company's equity in the revenue of those Subsidiaries that are not Significant Subsidiaries, taken as a whole, is less than 20% of the consolidated revenue of the Company for the 1996 fiscal year. No one Subsidiary that is not a Significant Subsidiary accounted for more than 3% of the consolidated revenue for the Company for the 1996 fiscal year.

     (b) Organization and Authority. Except as set forth on Schedule 3.2 hereto, each Subsidiary is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and each Significant Subsidiary and, to the Company's best knowledge, each other Subsidiary is in good standing under the jurisdiction of its incorporation. Each Significant Subsidiary and, to the Company's best knowledge, each other Subsidiary has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on the Company.

     (c) Shares. Except as set forth on Schedule 3.2 hereto, all the issued and outstanding shares of capital stock of each Significant Subsidiary and, to the Company's best knowledge, each other Subsidiary are validly issued, fully paid and nonassessable and are owned by the Company or by a wholly-owned Subsidiary, free and clear of any Encumbrances or adverse claims, and there are no proxies issued and outstanding or restrictions on voting with respect to any such shares.

SECTION 3.3.  Authority Relative to Agreement.

     The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the Transactions have been duly authorized by the Company Board, and no other corporate proceedings on the part of the Company (including without limitation any action by its stockholders) are necessary to authorize this Agreement and the Transactions, except for approval of the Merger by the stockholders of the Company to the extent required by the DGCL. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3.4.  Non-Contravention.

     Except as set forth on Schedule 3.4 hereto, the execution and delivery of this Agreement by the Company do not and the consummation by the Company of the Transactions will not (i) conflict with any provision of the Certificate of Incorporation or Bylaws of the Company; (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument to which the Company or any Significant Subsidiary or, to the Company's best knowledge, any other Subsidiary is a party or by which any of the properties of the Company or any Significant Subsidiary or, to the Company's best knowledge, any other Subsidiary may be bound (each, a "Company Agreement"), any permit, concession, grant, franchise or license or any Applicable Law; or (iii) result in the creation or imposition of any Encumbrance of any nature whatsoever upon any asset of the Company or any Significant Subsidiary or, to the Company's best knowledge, any other Subsidiary; other than (in the cases of clauses (ii) and (iii) only) such as (a) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company or (b) are described in Schedule 3.4 attached hereto.

SECTION 3.5.  Capitalization.

     (a) Issued and Outstanding Shares. The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of preferred stock, $1.00 par value ("Preferred Stock"). As of the close of trading on the date immediately prior to the date hereof, (x) the number of shares of Company Common Stock issued and outstanding was 122,957,555, plus such number of shares of Company Common Stock (to a maximum of 95,000 shares) that may have been issued since July 24, 1997, pursuant to the Company Stock Purchase Plan in the ordinary course of administration of that Plan, (y) no shares of Company Common Stock are held in the treasury of the Company and
(z) no shares of Preferred Stock are issued and outstanding. All of the issued and outstanding shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) of the Company or any of its Significant Subsidiaries issued and outstanding.

     (b) Options. Except for (i) options ("Options") to purchase, as of the close of trading on the date immediately prior to the date hereof, an aggregate of 10,324,954 shares of Company Common Stock granted pursuant to the Company's Stock Option Plan (1974), the Company's 1994 Stock Incentive Plan and the Amdahl Corporation Stock Option Plan of DMR Group Inc. (collectively, the "Company Option Plans"), at a weighted average exercise price of $6.55 per share, and
(ii) 5,505,927 Shares authorized and reserved for issuance under the Company's Employee Stock Purchase Plan (the "Company Stock Purchase Plan" and, collectively with the Company Option Plans and the Company's Restricted Stock Plan, the "Company Stock Plans"), and except as set forth on Schedule 3.5 hereto, there is no existing subscription, warrant, option, convertible security, stock appreciation, call, pre-emptive, subscription or other right, agreement or arrangement (contingent or otherwise) requiring the Company or any Significant Subsidiary or, to the Company's best knowledge, any other Subsidiary to issue, transfer, purchase or acquire, or any securities convertible into or exchangeable for, any shares of any class of capital stock or other equity interest of the Company or any Significant Subsidiary or, to the Company's best knowledge, any other Subsidiary, and there is no commitment of the Company or any Significant Subsidiary or, to the Company's best knowledge, any other Subsidiary to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Since July 24, 1997, no Shares have been issued pursuant to the Company Stock Purchase Plan other than in the ordinary course of administration of that Plan.

     (c) Other Arrangements. Except as set forth on Schedule 3.5 hereto, there are no outstanding obligations of the Company or any Subsidiary to vote, or to repurchase, redeem or otherwise acquire, any shares of capital stock of the Company or any Subsidiary or other affiliate of the Company, to make or pay any dividend in respect thereof or, except in the ordinary course of business or for amounts which are not material, to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other entity (other than a Subsidiary). There are no outstanding obligations of the Company or of any Significant Subsidiary to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company or any Significant Subsidiary under the Securities Act.

SECTION 3.6. SEC Filings.

     The Company acknowledges that Parent and Newco have relied on publicly available versions of the Company's reports, statements and registration statements filed by the Company with the SEC, and represents that the Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1995 (collectively, the "Company SEC Filings"). As of their respective dates, the Company SEC Filings (including, without limitation, any financial statements or schedules included therein) (i) were prepared in compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC under the Exchange Act.

SECTION 3.7. Financial Statements.

     (a) Financial Statements. The consolidated financial statements of the Company included in the Company SEC Filings have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and consistent with prior periods, subject, in the case of unaudited interim consolidated financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. The consolidated balance sheets of the Company included in the Company SEC Filings fairly present in all material respects the financial position of the Company and the Subsidiaries, taken as a whole, as of their respective dates, and the related consolidated statements of operations, stockholders' equity and cash flows included in the Company SEC Filings fairly present in all material respects the results of operations of the Company and the Subsidiaries, taken as a whole, for the respective periods then ended, subject, in the case of unaudited interim financial statements, to (i) normal recurring year-end adjustments, (ii) all such other non-material adjustments as management of the Company believes are necessary for a fair presentation of the Company's financial condition at the dates indicated and the results of operations for the periods indicated, and (iii) the absence of certain footnote disclosures.

     (b) No Undisclosed Liabilities. Except (i) as disclosed in the Company SEC Filings, including any exhibits to the Company SEC Filings, and (ii) for liabilities and obligations (x) incurred subsequent to December 27, 1996 in the ordinary course of business and consistent with past practice, (y) pursuant to the terms of this Agreement or (z) as set forth in Schedule 3.7 attached hereto, neither the Company nor any Significant Subsidiary nor, to the Company's best knowledge, any other Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or could reasonably be expected to have, a Material Adverse Effect on the Company.

SECTION 3.8. Absence of Certain Changes or Events.

     Except as set forth in the Company SEC Filings or on Schedule 3.8 hereto or as permitted under Section 5.1 hereof, since December 27, 1996, neither the Company nor any Significant Subsidiary nor, to the Company's best knowledge, any other Subsidiary has (i) issued any stock, bonds or other corporate securities, except Options and restricted stock issued under the Company Stock Plans and Shares issued pursuant thereto included within the outstanding Options and Shares described in Section 3.5 hereof, (ii) borrowed any amount or incurred any liabilities that individually or collectively are material to the Company, except in the ordinary course of business, (iii) except in the ordinary course of business, discharged or satisfied any lien or incurred or paid any obligation or liability that individually or collectively are material to the Company, other than current liabilities shown on the consolidated balance sheet of the Company and the Subsidiaries as of December 27, 1996 and current liabilities incurred since the date of such balance sheet, (iv) declared or made any payment or distribution to stockholders (in cash, stock or property) or purchased or redeemed any shares of its capital stock (other than restricted stock issued under the Company Stock Plans) or other securities except, in the case of Subsidiaries, in the ordinary course of business, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, that individually or collectively are material to the Company, other than liens for current real property taxes not yet due and payable, except in the ordinary course of business, (vi) sold, assigned or transferred any of its tangible assets, or canceled any debts or claims, that individually or collectively are material to the Company or the Subsidiary, except in the ordinary course of business or as otherwise contemplated hereby, (vii) sold, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets that individually or collectively are material to the Company, (viii) made any changes in executive officer compensation or severance terms, (ix) changed any of its accounting methods or practices, except as required by a change in GAAP,
(x) agreed, in writing or otherwise, to take any of the actions listed in clauses (i) through (ix) above, (xi) suffered any Material Adverse Effect with respect to the Company or waived any rights of material value to the Company, whether or not in the ordinary course of business, or (xii) entered into any material transaction or otherwise conducted its business in any material respect, except in the ordinary course of business or as otherwise contemplated hereby.

SECTION 3.9. Governmental Approvals.

     Except as set forth on Schedule 3.9 hereto, no filing, declaration or registration with, or permit, authorization, consent or approval of, any federal, state, local or foreign government, court, arbitral tribunal or arbitrator of any kind or other administrative, governmental or other regulatory agency, commission, authority, board, bureau or instrumentality of any kind (each, a "Governmental Authority") is required to be made or obtained by the Company or any Significant Subsidiary or, to the Company's best knowledge, any other Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (i) compliance by the Company with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) compliance with the National Industrial Security Program, issued pursuant to Executive Order 12829 (January,
1995) ("National Industrial Security Program"), (iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (iv) the filing of notices required to be filed with the American and London stock exchanges, (v) such as are listed on Schedule 3.9 hereto, and (vi) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of the Company to consummate the Transactions or the ability of the Surviving Corporation or any Significant Subsidiary or, to the Company's best knowledge, any other Subsidiary to conduct its business after the Effective Time substantially as currently conducted by the Company or such Significant Subsidiary and, to the Company's best knowledge, each other Subsidiary and could not otherwise reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 3.10. Compliance with Laws.

     Except as set forth on Schedule 3.10 hereto, the business of the Company and each Subsidiary is not being conducted in default or violation of, and the Company and each of its Subsidiaries are not in default under or in violation of, any term, condition or provision of (i) their respective Certificate of Incorporation or Bylaws, (ii) any of the Company Agreements, or (iii) any order of any Governmental Authority to which the Company or any Significant Subsidiary or, to the Company's best knowledge, any other Subsidiary is subject, or any Applicable Law (including, but not limited to, Applicable Law relating to export controls, labor and employment matters and foreign corrupt practices) to which the Company or any Significant Subsidiary or, to the Company's best knowledge, any other Subsidiary is subject, except, in the case of clauses (ii) and (iii) only, for such defaults or violations that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. To the best knowledge of the Company, neither the Company nor any Subsidiary has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which failure could reasonably be expected to have a Material Adverse Effect on the Company, and, after giving effect to the Transactions, to the best knowledge of the Company, all such licenses, permits, franchises and other governmental authorizations will continue to be valid and in full force and effect except as set forth on Schedule 3.10 hereto. To the best knowledge of the Company, except as set forth on Schedule 3.10 hereto, no investigation or review by any Governmental Authority or other entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Authority or other entity indicated an intention to conduct the same, other than those investigations or reviews of which the outcome could not reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 3.11. Litigation.

     Except as set forth on Schedule 3.11 hereto, to the best knowledge of the Company, there is no action, suit, arbitration, investigation, proceeding or claim pending or threatened against or affecting the Company or any Subsidiary, or their respective properties or rights, before any Governmental Authority, either alone or together with other similar actions, the outcome of which could reasonably be expected to (i) have a Material Adverse Effect on the Company,
(ii) prevent the Company from performing its obligations under this Agreement, or (iii) prevent the consummation of the Merger, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority issued and outstanding against the Company or any Subsidiary having, or which could reasonably be expected to have, any such effect.

SECTION 3.12. Intellectual Property Rights.

     (a) Intellectual Property Rights. To the best knowledge of the Company and except as set forth on Schedule 3.12 hereto, each of the Company and the Subsidiaries owns, or is licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, servicemarks, copyrights, industrial models, mask works, trade secrets, know-how, algorithms and processes, and applications for patents, trademarks, copyrights and servicemarks (collectively, "Intellectual Property Rights") which is currently used and is necessary for the conduct of its business as presently conducted or as proposed to be conducted, and each of the Company and the Subsidiaries has valid licenses to all copies of all Intellectual Property Rights that are not owned by it and are used by it in connection with the conduct of its business ("Third Party IP"), and the use by the Company or such Subsidiary of such Third Party IP, including without limitation all modifications and enhancements thereto (whether or not created by the Company or a Subsidiary), complies with such license (except for such absence of license or noncompliance as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company).

     (b) Absence of Infringement. To the best knowledge of the Company, and except as set forth on Schedule 3.12 hereto, the use by the Company and the Subsidiaries of all Intellectual Property Rights used in the conduct of its business as presently conducted or as proposed to be conducted does not infringe the rights of any person in any manner which has, or could reasonably be expected to have, a Material Adverse Effect on the Company; no claims are pending or, to the best knowledge of the Company, threatened by any person against the Company or any of its Subsidiaries as to the use of any Intellectual Property Rights; and no third person is infringing on the Intellectual Property Rights of the Company or any of its Subsidiaries in a manner which could reasonably be expected to have a Material Adverse Effect on the Company.

     (c) Proprietary Software. To the best knowledge of the Company, and except as set forth on Schedule 3.12 hereto, the Company owns or has valid licenses from third parties with respect to all software sold or licensed by the Company and the Subsidiaries to customers (collectively, the "Proprietary Software"), except such software which, if not so owned or licensed, could not reasonably be expected to have a Material Adverse Effect on the Company.

     (d) Trade Secrets. Except as set forth on Schedule 3.12 hereto, without limiting the generality of the foregoing, no third party has notified the Company or any Significant Subsidiary or, to the Company's best knowledge, any other Subsidiary in writing, or to the best knowledge of the Company, claimed that any person employed by or acting as a consultant to the Company or any Significant Subsidiary or, to the Company's best knowledge, any other Subsidiary has, in respect of his or her activities to date, violated any of the terms or conditions of his or her employment or consulting contract with any third party, or disclosed or utilized any trade secrets or proprietary information or documentation of any third party, or interfered in the employment relationship between any third party and any of its employees, which violation, disclosure, utilization or interference could reasonably be expected to have a Material Adverse Effect on the Company. To the best knowledge of the Company, no person employed by or acting as a consultant to the Company or any Subsidiary has employed any trade secrets or any information or documentation proprietary of any former employer, or violated any confidential relationship which such person may have had with any third party, in connection with the development or sale of any products of the Company or any Subsidiary, which employment or violation could reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 3.13. Taxes.

     (a) Except as set forth on Schedule 3.13 hereto, each of the Company, the Subsidiaries and any affiliated, combined or unitary group of which any such corporation is or was a member has (i) timely filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed by it in respect of any Taxes (as hereinafter defined), which Returns are accurate and complete, (ii) timely paid or withheld all Taxes that are shown to be due and payable with respect to the Returns referred to in clause (i) (other than Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for in the Company's most recent consolidated financial statements described in Section 3.7 hereof), (iii) established reserves (excluding reserves for deferred Taxes) that are adequate for the payment of all Taxes not yet due and payable with respect to the Returns filed regarding the Company and the Subsidiaries through the date hereof, and (iv) to the Company's best knowledge, has complied with all Applicable Law relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over, except such inaccuracies or incompleteness in Returns, such failures to pay or withhold, such failures to establish reserves and such non-compliance as could not reasonably be expected to have a Material Adverse Effect.

     (b) Except as set forth on Schedule 3.13 hereto, (i) there is no material deficiency, material claim, or audit, action, suit, proceeding or investigation now pending or, to the Company's best knowledge, threatened against or with respect to the Company or any Subsidiary that could reasonably be expected to have a Material Adverse Effect in respect of any Taxes; and (ii) there are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Subsidiary and any taxing authority.

     (c) Except as set forth on Schedule 3.13 hereto, neither the Company nor any Subsidiary has executed or entered into (or prior to the Effective Time will execute or enter into) with the Internal Revenue Service or any taxing authority
(i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which the Company or any Significant Subsidiary would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of foreign, state or local Tax law that relates to the assets or operations of the Company or any Subsidiary, except any extensions or closing agreements that are not material to the Company and its Subsidiaries, taken as a whole.

     (d) Except as set forth on Schedule 3.13 hereto, neither the Company nor any Subsidiary is (and has never been) a party to any tax sharing agreement. Except for the Executive Officer Severance Plan and the effective acceleration of Options as a result of the consummation of the Transactions, neither the Company nor any Subsidiary has entered into any compensatory agreements with respect to the performance of services as to which payment thereunder would result in a nondeductible expense to the Company or any Subsidiary pursuant to
Section 280G of the Code or would result in an excise tax to the recipient of any such payment pursuant to Section 4999 of the Code. The Company has provided to Parent a description of the Company's basis in its assets, the Company's and each Subsidiary's current and accumulated earnings and profits, the Company's and each Subsidiary's net operating loss carryforwards, other material tax carryovers, excess loss accounts, material tax elections, and deferred intercompany transactions. Neither the Company nor any Subsidiary has any net operating losses or other tax attributes presently limited under Code Sections 382, 383, or 384, or the federal consolidated return regulations. The Company has made available to Parent true and complete copies of (i) all income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of the Company or any Subsidiary relating to Taxes, and (ii) all federal, state, local and foreign Tax returns of the Company or any Subsidiary for all periods ending on and after the last Friday in December of 1991. Neither the Company nor any Subsidiary does business in or is subject to Tax in any state, local, territorial or foreign taxing jurisdiction other than those for which all Returns have been made available to Parent.

     (e) For purposes of this Agreement, "Tax" (and with correlative meaning, "Taxes") shall mean all federal, state, local, foreign or other taxing authority net income, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

SECTION 3.14. Employee Benefit Plans.

     (a) Plans. Schedule 3.14 attached hereto lists (i) all material "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) all material employment agreements currently in effect, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company or Member of the Controlled Group, and (iii) to the extent material to the Company in amount, all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, to which the Company or any Member of the Controlled Group maintains, contributes to or has any obligation to or liability for (collectively, the "Plans"). Except as set forth on Schedule 3.14, none of the Plans is either a plan described in
Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code (a "Defined Benefit Plan"), and neither the Company nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan. None of the Plans is a plan described in Section 3(37) of ERISA (a "Multiemployer Plan"), and neither the Company nor any Member of the Controlled Group has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan. Except as set forth on Schedule 3.14, the Company does not maintain or contribute to any welfare benefit plan which provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA. For purposes of this Agreement, "Member of the Controlled Group" shall mean each corporation and each trade or business, whether or not incorporated, which would be treated as a single employer with the Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

     (b) Compliance. Except as set forth on Schedule 3.14 hereto, to the best knowledge of the Company, each Plan which is an "employee benefit plan," as defined in Section 3(3) of ERISA, complies by its terms and in operation in all material respects with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code. To the best knowledge of the Company, all reports, forms and other documents required to be filed with any government entity with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and are accurate, except where the failure to make such timely filing or such inaccuracy, alone or collectively with others, could not reasonably be expected to have a Material Adverse Effect on the Company. All of the Plans, to the extent applicable, are in material compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.

     (c) Qualification. Except as set forth on Schedule 3.14 hereto, each Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify after January 1, 1989, and each trust maintained pursuant thereto has been determined by the Internal Revenue Service to be exempt from taxation under Section 501 of the Code. To the best knowledge of the Company, and except as set forth on Schedule 3.14 hereto, nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Plan and its related trust. The Company and each Member of the Controlled Group have timely and properly applied for a written determination by the Internal Revenue Service on the qualification of each such Plan and its related trust under
Section 401(a) of the Code, as amended by the Tax Reform Act of 1986 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

     (d) Contributions. All Plan contributions for all periods ending prior to the Effective Time (including periods from the first day of the current plan year to the Effective Time) have been made prior to the Effective Time by the Company in accordance with the recommended contribution in any applicable actuarial report.

     (e) Insurance Premiums. All insurance premiums which are due and payable have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for plan years ending on or before the Effective Time.

     (f) Absence of Certain Events. With respect to each Plan, to the best knowledge of the Company, and except as set forth on Schedule 3.14:

          (i) no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;

          (ii) no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA), of the Plan;

          (iii) neither the Company nor any fiduciary has any knowledge of any facts which could give rise to any such action or claim; and

          (iv) it provides that it may be amended or terminated at any time and, except for benefits accrued or vested under Company Plans and benefits protected under Section 411(d) of the Code, all benefits payable to current employees, terminated employees or any beneficiary may be amended or terminated by the Company at any time without liability.

     (g) Other Liabilities. To the best knowledge of the Company, neither the Company nor any Member of the Controlled Group has any liability or is threatened with any liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.

     (h) Documents. True, correct and complete copies of all documents creating or evidencing any Plan have been made available to the Parent, and true, correct and complete copies of all reports, forms and other documents required to be filed with any governmental entity (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA) have been made available to the Parent or its representatives. To the best knowledge of the Company, there are no material negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements listed in Schedule 3.15.

     (i) Books and Records. All expenses and liabilities relating to all of the Plans have been, and as of the end of the fiscal quarter immediately preceding the Effective Time will be, fully and properly accrued on the Company's books and records and disclosed in accordance with GAAP and in Plan financial statements.

SECTION 3.15. Severance Arrangements.

     Except as set forth on Schedule 3.15 hereto, neither the Company nor any Significant Subsidiary nor, to the Company's best knowledge, any other Subsidiary is party to any agreement with any employee (i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Significant Subsidiary or, to the Company's best knowledge, any other Subsidiary of the nature of any of the Transactions or (ii) providing severance benefits in excess of those generally available under the Company's severance policies as in effect on the date hereof (which are described on Schedule 3.15), or which are conditioned upon a change of control, after the termination of employment of such employees regardless of the reason for such termination of employment. Except as set forth on Schedule 3.15, neither the Company nor any Significant Subsidiary nor, to the Company's best knowledge, any other Subsidiary is a party to any employment agreement or compensation guarantee that provides for compensation or guarantees of amounts in excess of or potentially in excess of $200,000 to any one individual.

SECTION 3.16. Environmental Matters.

     To the best knowledge of the Company and except as set forth on Schedule
3.11 hereto, each of the Company and its Subsidiaries conducts its business and operations in compliance with, and is otherwise in compliance with, all Applicable Law relating to the environment, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect on the Company. To the best knowledge of the Company, neither the Company nor any Subsidiary has received notice of any action, suit, investigation, proceeding or claim from any Governmental Authority or other third party, (i) based on or related to the manufacture, processing, import, export, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste (collectively, an "Environmental Event") by the Company or any Subsidiary or by any other party with respect to the business of, or any property owned or leased by, the Company or any Subsidiary or (ii) alleging that the Company or any of its Subsidiaries is not in compliance with any Applicable Law relating to the Environment, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Company. To the best knowledge of the Company, there has never been any Environmental Event with respect to any of the premises occupied by or used by the Company or any Subsidiary prior to the date such premises were so occupied or used, except such as could not reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, to the best knowledge of the Company except as set forth on Schedule
3.11 hereto, neither the Company nor any Subsidiary has disposed of or placed on or in any property or facility owned or leased by the Company or any Subsidiary or used in the business of the Company or any Subsidiary any waste materials, hazardous materials or hazardous substances in violation of law, except such as could not reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 3.17. Limitations on Business Activities.

     Except as set forth on Schedule 3.17 hereto, the Company and each Significant Subsidiary and, to the Company's best knowledge, each other Subsidiary is not, and after the Effective Time neither the Surviving Corporation nor Parent (by reason of any agreement to which the Surviving Corporation is a party) will be, subject to any noncompetition or similar restriction on their respective businesses or activities or those of their affiliates, except such as could not reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 3.18. Customer Relationships.

     As of the date of this Agreement, neither the Company nor any Significant Subsidiary or, to the Company's best knowledge, any other Subsidiary has, since December 27, 1996, been notified that it will, and to the best knowledge of the Company no representative of any customer has notified the Company or any Subsidiary that in the event of a change of ownership of the Company such as contemplated by this Agreement the Company or any Subsidiary would, suffer diminution in its relationship with any customer, which loss or diminution could reasonably be expected to result in a Material Adverse Effect on the Company.

SECTION 3.19. Certain Transactions.

     Except as disclosed in the Company SEC Filings or on Schedule 3.19 hereto, there are no existing or proposed material transactions or arrangements between the Company or any Subsidiary and any person or entity controlling or under common control with the Company (other than Parent and its affiliates).

SECTION 3.20. State Takeover Statute.

     The provisions of Section 203 of the DGCL are not applicable to the Merger.

SECTION 3.21. Fairness Opinion.

     The Company has received the opinion (the "Fairness Opinion") of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), financial advisor to the Company, dated the date of this Agreement, to the effect that the consideration to be received by the holders of Company Common Stock pursuant to the Offer and the Merger is fair, from a financial point of view, and has delivered a copy of such opinion to Parent.

SECTION 3.22. Brokers.

     No person is entitled to any brokerage or finder's fee or commission in connection with the Transactions as a result of any action taken by or on behalf of the Company, other than Morgan Stanley pursuant to an engagement letter, a copy of which has been furnished to Parent.

                                  ARTICLE IV.

               REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

     Parent and Newco, jointly and severally, represent and warrant to the Company as follows:

SECTION 4.1. Organization and Qualification.

     (a) Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of Japan. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Newco is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on Parent's or Newco's ability to perform their respective obligations hereunder.

     (b) Newco Activities. Since the date of its incorporation, Newco has not engaged in any activity other than in connection with or as contemplated by this Agreement, the Offer and the Merger or in connection with arranging financing required to consummate the Transactions.

SECTION 4.2. Authority Relative to Agreement.

     Each of Parent and Newco has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this

Agreement by Parent and Newco and the consummation by Parent and Newco of the Transactions have been duly authorized by Parent and Newco, and no other corporate proceedings on the part of Parent or Newco (including, without limitation, any action by their respective stockholders) are necessary to authorize this Agreement and the Transactions. This Agreement has been duly executed and delivered by each of Parent and Newco and constitutes the legal, valid and binding obligation of Parent and Newco, enforceable against Parent and Newco in accordance with its terms, except as such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, or other similar laws, now or hereafter in effect, affecting the enforcement of creditors' rights generally, and except that the availability of equitable remedies, including specific performance, may be subject to the discretion of the court before which any proceeding therefor may be brought.

SECTION 4.3. Non-Contravention.

     The execution and delivery of this Agreement by Parent and the consummation by Parent and Newco of the Transactions will not (i) conflict with any provision of their respective Certificates of Incorporation or Bylaws or (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license or any Applicable Law applicable to Parent or Newco or any of their respective properties, other than any such violation, default, loss or acceleration that would not materially adversely affect the ability of Parent or Newco, as the case may be, to perform their respective obligations hereunder.

SECTION 4.4. Governmental Approvals.

     No filing, declaration or registration with, or permit, authorization, consent or approval, of, any Governmental Authority is required to be made or obtained by Parent or Newco in connection with the execution and delivery of this Agreement by Parent or Newco or the consummation by Parent or Newco of the Transactions, except for (i) compliance by Parent and Newco with the HSR Act,
(ii) compliance by Parent and Newco with the Exon-Florio amendments to the Omnibus Trade and Competition Act of 1988 and the 1992 Byrd-Exon amendments to the Defense Production Act (collectively, as the same may be supplemented or amended, the "Exon-Florio Act"), (iii) compliance by Parent and Newco with the National Industrial Security Program, (iv) filings pursuant to the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder and state securities and blue sky laws, (v) the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (vi) compliance with European Community Regulation 4064/89 and applicable antitrust and competition laws and regulations of Canada,
(vii) the approval by the Bank of Japan pursuant to the Japan Foreign Exchange Control Act, and the notices to be filed with the Tokyo, Osaka, Nagoya, Basil, Frankfurt, Zurich, London and Geneva stock exchanges, and (viii) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of Parent or Newco to consummate the Transactions.

SECTION 4.5. Brokers.

     No person is entitled to any brokerage or finder's fee or commission in connection with the Transactions as a result of any action taken by or on behalf of Parent or Newco, other than Lehman Brothers Inc.

SECTION 4.6. Financing.

     Parent has available to it cash, credit lines or other sources of financing to provide the funds necessary for completion of the Transactions.

                                   ARTICLE V.

                               CERTAIN AGREEMENTS

SECTION 5.1. Conduct of the Company's Business.

     The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing or as otherwise expressly contemplated by this Agreement:

          (a) the business of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business;

          (b) neither the Company nor any Subsidiary shall, directly or indirectly, do any of the following: (i) amend or propose to amend its Certificate of Incorporation or Bylaws or reincorporate in any jurisdiction; (ii) split, combine or reclassify any issued and outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution (payable in cash, stock, property or otherwise) with respect to such shares (except for any dividends paid in the ordinary course to the Company or to any wholly-owned Subsidiary); (iii) redeem, purchase, acquire or offer to acquire (or permit any Subsidiary to redeem, purchase, acquire or offer to acquire) any shares of its capital stock; or
     (iv) issue, sell, pledge, accelerate, modify the terms of or dispose of, or agree to issue, sell, pledge, accelerate, modify the terms of or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets, whether pursuant to the Company Option Plans or otherwise, provided, that the Company may issue shares of Company Common Stock pursuant to the purchase rights then outstanding under the Company Stock Purchase Plan and upon the exercise of currently outstanding Options referred to in Section 3.5 hereof and may take the actions contemplated in
     Section 2.6 hereof;

          (c) neither the Company nor any Significant Subsidiary shall (i) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets except in the ordinary course of business; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material assets; (iii) enter into or modify any material contract, lease, agreement or commitment, except in the ordinary course of business; (iv) terminate, modify, assign, waive, release or relinquish any material rights or claims or amend any material rights or claims not in the ordinary course of business; (v) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business, reflected or reserved against in, or contemplated by, the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Filings; or (vi) settle or compromise any material claim, action, suit or proceeding pending or threatened against the Company or any Subsidiary, or, if the Company may be liable or obligated to provide indemnification, against the Company's directors or officers, before any court, governmental agency or arbitrator;

          (d) neither the Company nor any Subsidiary shall (i) incur any long-term debt or, except in the ordinary course of business in amounts consistent with past practice, short-term debt; (ii) incur or modify any material indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (directly or indirectly, contingent or otherwise) for the obligations of any other person, except in the ordinary course of business; or (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly-owned Subsidiaries or customary loans or advances to employees in the ordinary course of business);

          (e) neither the Company nor any Subsidiary shall grant any increase in the salary or other compensation of its employees, or grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any employee of the Company or any Subsidiary, except (i) pursuant to the terms of employment agreements or Company policies in effect on the date hereof and previously disclosed to Parent and (ii) in the case of employees who are not executive officers of the Company, in the ordinary course of business and consistent with past practice;

          (f) neither the Company nor any Subsidiary shall, except as contemplated by this Agreement or as may be required by applicable law or regulation or, in the case of employees who are not executive officers of the Company, in the ordinary course of business (i) adopt, increase, accelerate the vesting of or payment of any amounts in respect of, or otherwise amend, in any respect, any collective bargaining, bonus, profit sharing, incentive or other compensation, stock option, stock purchase or restricted stock, insurance, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees (including, without limitation, any such plan or arrangement relating to severance or termination pay); or (ii) enter into any employment or severance agreement with or grant any severance or termination pay to any officer or director of the Company or any Subsidiary;

          (g) neither the Company nor any Subsidiary shall take any action that would make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time, or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

          (h) neither the Company nor any Subsidiary shall change any of the accounting methods used by it, unless required by GAAP or other applicable accounting principles;

          (i) neither the Company nor any Subsidiary shall make any Tax election (other than in the ordinary course of preparing and filing its Tax returns) or settle or compromise any Tax liability or investigation;

          (j) neither the Company nor any Subsidiary shall enter into any agreement, contract, commitment or arrangement to do, or to authorize, recommend, propose or announce an intention to do, any of the actions described in the above paragraphs, other than paragraph (a); and

          (k) each of the Company and each Subsidiary shall use its reasonable best efforts, to the extent not prohibited by the foregoing provisions of this Section 5.1, to maintain its relationships with its suppliers, customers and employees, and, if and as requested by Parent or Newco, (i) to the extent permitted by Applicable Law, the Company shall use its reasonable best efforts to make reasonable arrangements for representatives of Parent or Newco to meet with customers and suppliers of the Company or any Subsidiary, and (ii) the Company shall schedule, and the management of the Company shall participate in, meetings of representatives of Parent or Newco with employees of the Company or any Subsidiary.

Section 5.2 Access to Information.

     (a) Access and Disclosure. Subject to the requirements of any binding confidentiality agreements with customers and subject to any applicable limitations imposed by law, the Company shall, and shall cause the Subsidiaries and its and their respective officers, directors, employees, representatives and agents to, afford, from the date hereof to the Effective Time, the officers, employees, counsel, representatives and agents of Parent reasonable access during regular business hours to its officers, employees, agents, properties, books, records and workpapers, and shall promptly furnish Parent all financial, operating and other information and data as Parent, through its officers, employees or agents, may reasonably request, provided, that in the event such access or the furnishing of such information is prohibited or limited due to binding customer agreements or applicable law, the Company will so inform Parent and will upon request use its reasonable best efforts to obtain any necessary consent to allow such access or to provide such information. During such period, the Company shall (and shall cause each Subsidiary to) furnish promptly to Parent (i) a copy of each report, schedule, registration statement or other document filed or received by it during such period pursuant to the requirements of federal securities laws, and (ii) all other information concerning its business, properties and personnel as Parent may request.

     (b) Confidentiality Agreement; Standstill Agreement. Parent, Newco and the Company agree that the provisions of the confidentiality agreement between Parent and the Company dated June 30, 1997 (the "Confidentiality Agreement") and the standstill agreement between Parent and the Company dated July 9,

1997 (the "Standstill Agreement") shall remain binding and in full force and effect in accordance with their respective terms and that the terms thereof are incorporated herein by reference.

     (c) Effect. No investigation pursuant to this Section 5.2 shall affect, add to or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to consummate the Offer or effect the Merger.

Section 5.3. Consents and Approvals; Further Assurances.

     (a) Consents and Approvals. Each of the Company, Parent and Newco will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the Transactions (which actions shall include, without limitation, furnishing all information, making all filings and taking all other acts (i) required under the Exchange Act, the Securities Act and all other federal or state securities laws, (ii) required under the HSR Act, the Exon-Florio Act or any antitrust or competition laws in the European Community, or (iii) required or requested by any bank, stock exchange, or by any other Governmental Authority) and will cooperate promptly with and furnish information to each other in connection with any such requirements imposed on any of them or their respective subsidiaries in connection with this Agreement and the Transactions. Each of the Company, Parent and Newco will, and will cause its subsidiaries to, take all reasonable action to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, or to provide any required notice to, any Governmental Authority or other public or private third party required to be obtained or made by Parent, Newco or the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated in connection with the Merger or otherwise by this Agreement.

     (b) Antitrust and Competition Filings. Without limiting the generality of sub-section (a) above, the Company and Parent shall take all reasonable actions necessary to file as soon as practicable notifications under the HSR Act and any antitrust or competition laws in the European Community and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any Governmental Authority in connection with antitrust and competition matters.

     (c) Further Assurances. Subject to the terms and conditions herein provided, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals.

     (d) Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company or its directors relating to any of the transactions contemplated by this Agreement and shall not enter into any such settlement without Parent's consent, which consent shall not be unreasonably withheld.

     (e) Limits. Nothing in this Agreement shall require Parent or Newco to agree to make, or to permit the Company or any of the Subsidiaries to make, any divestiture of a significant asset in order to obtain any waiver, consent or approval.

Section 5.4. Inquiries and Negotiations.

     (a) Notice. The Company shall immediately notify Parent if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company by or from any person, corporation, entity or "group" (as defined in Section 13(d) of the Exchange Act) other than Parent and its affiliates, representatives and agents (each, a "Third Party") in connection with any merger, consolidation, sale of any Subsidiary or division that is material to the business of the Company and the Subsidiaries, sale of shares of capital stock or other equity securities, tender or exchange offer, recapitalization, debt restructuring or similar transaction involving the Company

(such transactions being hereinafter referred to as "Alternative Transactions"), and shall, in any such notice to Parent, indicate the identity of the Third Party and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. Without limiting the generality of the foregoing, the Company shall provide Parent with not less than two (2) Business Days' notice prior to the execution by the Company of any definitive agreement with respect to any Alternative Transaction or any public announcement relating to any Alternative Transaction.

     (b) Third Parties. Prior to furnishing any non-public information to, or entering into negotiations or discussions with, any Third Party, the Company will obtain an executed confidentiality agreement from such Third Party on terms substantially the same as, or no less favorable to the Company in any material respect than, those contained in the Confidentiality Agreement and the Standstill Agreement. The Company shall not release any Third Party from, or waive any provision of, any such confidentiality agreement or any other confidentiality or standstill agreement to which the Company is a party.

SECTION 5.5. Notification of Certain Matters.

     The Company shall give prompt notice to Parent and Newco, and Parent and Newco shall give prompt notice to the Company, of (i) the occurrence, or failure to occur, of any event that such Party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company, Parent or Newco, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any such notice shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

SECTION 5.6. Indemnification.

     (a) Rights to Indemnification. For six years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees, costs and expenses (including reasonable fees and disbursements of counsel in advance of disposition of judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of Parent or the Surviving Corporation, which consent will not be unreasonably withheld or delayed)) based in whole or in part on the fact that such person is or was such a director, officer, employee or agent and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, matters arising out of or pertaining to the Transactions) to the full extent provided under the terms of the Company's Certificate of Incorporation, Bylaws and indemnification agreements, all as in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit, and subject to applicable law; provided, that, in the event any claim or claims are asserted or made within such six year period, all rights to indemnification or advancement of expenses in respect of such claim or claims shall continue until disposition of any and all such claims; provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware law, the Company's Certificate of Incorporation or Bylaws or such agreements, as the case may be, shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; and provided, further, that nothing herein shall impair any existing rights or obligations of any present or former directors or officers of the Company. In the event of any threatened or actual claim, suit, proceeding or investigation as to which an Indemnified Party is entitled to indemnification or advancement of expenses hereunder (whether asserted before, at or after the Effective Time), the Indemnified Party may retain counsel reasonably satisfactory to it after consultation with Parent, but in no event shall the Surviving Corporation be required to reimburse the costs of such counsel hereunder unless (i) the Surviving Corporation shall have declined to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party within ten U.S. Business Days of a written request for indemnification given in accordance with
Section 8.5 or (ii) the Indemnified

Party shall have reasonably concluded, upon the advice of counsel, that there may be defenses available to it which conflict with those available to the Surviving Corporation; provided, that the Surviving Corporation shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, except to the extent that local counsel, in addition to such parties' regular counsel, is necessary in order to effectively defend against such action or proceeding.

     (b) D&O Insurance. The Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of not less than three years after the Effective Time, except to the extent such insurance is not generally available in the market; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, if the existing D&O Insurance expires, is terminated or canceled during such period, Parent or the Surviving Corporation will use all reasonable efforts to obtain substantially similar D&O Insurance; provided, further, however, that in no event shall the Surviving Corporation be required to pay aggregate premiums for insurance under this
Section 5.6 in excess of 175% of the aggregate premiums to be paid by the Company for the twelve-month period ending December 9, 1997 (which the Company represents and warrants is $628,195) on an annualized basis for such purpose (in which event the Surviving Corporation shall cause to be maintained D&O Insurance which, in Parent's good faith judgment, provides the maximum coverage available at an annual premium equal to 175% of the Company's 1996 annualized premiums).

     (c) Charter Documents. The Surviving Corporation (or any successor corporation) shall not, for a period of six years from the Effective Time, amend the provisions of its Certificate of Incorporation or Bylaws providing for exculpation of director and officer liability and indemnification of the Indemnified Parties in any manner that would adversely affect the rights thereunder of Indemnified Parties who at any time prior to the Effective Time were entitled thereunder to exculpation or indemnification in respect of actions or omissions occurring at or prior to the Effective Time, except as required by Applicable Law.

     (d) Beneficiaries; Equitable Relief. The rights under this Section 5.6 are intended to benefit the Company and each Indemnified Party hereunder, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by each Indemnified Party. The Parties acknowledge and agree that the remedy at law for any breach of the obligations of Parent and the Surviving Corporation under this Section 5.6 is and will be insufficient and inadequate and that the Indemnified Parties, in addition to any remedies at law, shall be entitled to equitable relief (including specific performance). The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys' fees, incurred by any Indemnified Party in enforcing the indemnity and other obligations set forth in this Section 5.6.

     (e) Parent. Parent will not cause the liquidation or dissolution of the Surviving Corporation or cause the Surviving Corporation to transfer all or substantially all of its assets to a non-affiliated third party, without first providing a guarantee by the Parent of all of the Surviving Corporation's payment and other obligations as set forth in this Section 5.6 or insurance covering the entire obligation of the Surviving Corporation under this Section
5.6. Parent will cause the Surviving Corporation to honor all of its indemnification obligations under this Section 5.6 and will not assert or permit Surviving Corporation to assert any defense thereto except those specified in
Section 102(b)(7) of the DGCL.

     (f) Survival. This Section 5.6 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on the successors and assigns of the Surviving Corporation.

SECTION 5.7. FIRPTA Certificate.

     Prior to the date of expiration of the Offer, the Company shall deliver to Newco a certification that the Shares do not constitute U.S. real property interests within the meaning of Section 897 of the Code, in form satisfactory to Newco.

SECTION 5.8. Employee Benefits.

     (a) Parent shall cause the Surviving Corporation and its Subsidiaries to
(x) honor all employment, change in control, deferred compensation, pension, retirement and severance agreements, pay and personnel policies in effect on the date hereof between the Company or one of its Subsidiaries and any employee of the Company or one of its Subsidiaries, or maintained for the benefit of any employee of the Company or one of its Subsidiaries, all of which have been made available to Parent, and (y) honor all bonus plans and arrangements for the fiscal year ending December 31, 1997 made by the Company or any of its Subsidiaries prior to the date hereof.

     (b) Parent shall cause the Surviving Corporation to provide active employees of the Company and its Subsidiaries with benefits (including, without limitation, welfare benefits) that are no less favorable, taken as a whole, than the benefits provided under the Company's benefit plans (other than equity-based plans) as in effect immediately prior to the Effective Time. To the extent that service is relevant for eligibility, vesting or benefit calculations or allowances (including, without limitation, entitlements to vacation and sick days) under any plan or arrangement maintained in order to provide the benefits described in the preceding sentence, such plan or arrangement shall credit employees for service on or prior to the Effective Time with the Company or any of its Subsidiaries.

                                  ARTICLE VI.

                            CONDITIONS TO THE MERGER

SECTION 6.1. Conditions to Each Party's Obligation to Effect the Merger.

     The respective obligation of each party to effect the Merger shall be subject, at its option, to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. If required by the DGCL, this Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with applicable provisions of the Company's Certificate of Incorporation and the DGCL;

          (b) No Illegality. No Applicable Law shall prohibit consummation of the Merger or make the Merger illegal; and

          (c) No Termination of Offer. The Offer shall not have been terminated in accordance with its terms prior to the purchase of any Shares.

SECTION 6.2.Conditions to Parent's and NEWCO's Obligation to Effect the Merger.

     The obligation of Parent and Newco to effect the Merger in addition shall be subject, at their option, to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Governmental Approvals. The expiration or earlier termination of any waiting period under or in connection with the HSR Act, the Exon-Florio Act, the antitrust and competition rules of the European Commission and of all other Governmental Authorities shall have occurred;

          (b) No Governmental Actions. No preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would restrain the effective operation of the business of the Company and the Subsidiaries from and after the Effective Time, and no proceeding challenging this Agreement or the Transactions or seeking to prohibit, alter, prevent or materially delay the Merger shall be pending before any Governmental Authority; and

          (c) Consummation of Offer. Newco shall have purchased Shares pursuant to the Offer (provided that this condition shall be deemed fulfilled if Newco shall have failed to purchase Shares in violation of the Offer).

                                  ARTICLE VII.

                          TERMINATION AND ABANDONMENT

SECTION 7.1. Termination and Abandonment.

     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company, if (i) Newco shall not have purchased any Shares pursuant to the Offer by September 30, 1997, unless such failure to purchase such Shares has been caused by the breach of this Agreement by the Party seeking such termination, and provided, that if the waiting period under the HSR Act shall not have expired or been terminated as of such date or any Governmental Authority shall have caused to be issued as of such date a temporary restraining order or a preliminary injunction prohibiting the consummation of the Offer or the Merger and each of the Parties, in either case, are seeking the termination of such waiting period or contesting such temporary restraining order or preliminary injunction, as the case may be, such date shall be extended to the earlier of (A) the date of expiration or termination of such waiting period or the lifting of such injunction or order or (B) October 31, 1997; or (ii) prior to the purchase by Newco of any Shares pursuant to the Offer, any Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting all or any material part of the Transactions and such order, decree, ruling or other action shall have become final and non-appealable;

          (c) by Parent, if (i) the Offer is terminated or expires without the purchase of any Shares thereunder, unless such termination or expiration has been caused by the failure of Parent or Newco to perform in any material respect its obligations under this Agreement, or (ii) due to an occurrence that, if occurring after the commencement of the Offer, could reasonably be expected to result in a failure to satisfy any of the conditions set forth in Annex II hereto, Parent and Newco shall have failed to commence the Offer on or prior to the fifth U.S. Business Day following the date of the initial public announcement of the Offer;

          (d) by Parent, if (i) the Company shall have entered into a letter of intent or agreement in principle or similar agreement, whether or not legally binding, or into any definitive written agreement with respect to an Alternative Transaction with a Third Party, or a Third Party has commenced a tender offer or exchange offer for any shares of capital stock of the Company, (ii) the Company Board shall have withdrawn, or modified or amended in a manner adverse to Parent or Newco, its approval or recommendation of the Offer and the Merger or approved, recommended or endorsed any proposal for an Alternative Transaction, (iii) Morgan Stanley shall have withdrawn the Fairness Opinion, or (iv) required approval of the stockholders of the Company shall not have been obtained by reason of a failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

          (e) by either Parent or Newco, on the one hand, or the Company, on the other hand, if the other Party shall have failed to comply in any material respect with any of the material obligations contained in this Agreement to be complied with or performed by such Party at or prior to such date of termination; or

          (f) by the Company, if, prior to acceptance for payment of Shares by Newco under the Offer, the Company shall have done each of the following:
     (i) entered into a definitive written agreement with respect to an Alternative Transaction with a Third Party; (ii) determined, after receipt of written advice from legal counsel to the Company Board, that the failure to take such action as described in the preceding clause (i) would cause the Company Board to violate its fiduciary duties to the Company's stockholders under Applicable Law; and (iii) given notice to Parent and Newco of its intent to terminate this Agreement and of the terms and conditions of the Alternative Transaction, such notice to be given at least five Business Days prior to the date of termination of this Agreement.

     Any Party desiring to terminate this Agreement pursuant to this Section 7.1 shall give notice to the other party in accordance with Section 8.5.

SECTION 7.2. Effect of Termination.

     Except as provided in Section 5.2(b) and Section 8.2 hereof, in the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 7.1, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to any other Party or its stockholders or directors or officers in respect thereof, except that nothing herein shall relieve any Party from liability for any willful breach hereof.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

SECTION 8.1. Nonsurvival of Representations and Warranties.

     None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time, provided that this Section 8.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

SECTION 8.2. Expenses, Etc.

     Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the Party incurring such expenses.

SECTION 8.3. Publicity.

     The Company and Parent agree that they will not issue any press release or make any other public announcement concerning this Agreement or the Transactions without the prior consent of the other Party, except that the Company or Parent may make such public disclosure that it believes in good faith to be required by law (in which event such Party shall consult with the other prior to making such disclosure).

SECTION 8.4. Execution in Counterparts.

     For the convenience of the Parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 8.5. Notices.

     All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or overnight courier service (providing proof of delivery), transmitted by telecopy or mailed by registered or certified mail, postage prepaid, as follows:

        If to Newco or Parent to

               Fujitsu Limited
           Marunouchi Center Building
           6-1 Marunouchi 1-Chome
           Chiyoda-ku Tokyo 100
           Japan

           Attention: Takashi Takaya,
                     Director and General Manager,
                     Corporate Planning and
                     Business Development
        with a copy to:

               Morrison & Foerster LLP
           425 Market Street
           San Francisco, CA 94105

               Attention: Robert S. Townsend, Esq.

        If to the Company, to:

               Amdahl Corporation
           1250 East Arques Avenue
           M/S 109
           P.O. Box 3470
           Sunnyvale, CA 94088

               Attention: John Lewis,
                     President and Chief Executive
                     Officer

        with a copy to:

               Brobeck, Phleger & Harrison LLP
           Spear Street Tower
           One Market
           San Francisco, CA 94105

               Attention: John W. Larson, Esq.

or such other address or addresses as any Party shall have designated by notice in writing to the other parties hereto.

SECTION 8.6. Waivers.

     The Company, on the one hand, and Parent and Newco, on the other hand, may, by written notice to the other, at any time prior to the Effective Time (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance by the other with any of the conditions contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

SECTION 8.7. Entire Agreement.

     This Agreement, its Schedules, the documents executed at the Effective Time in connection herewith, the Standstill Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any Party that is not embodied in this Agreement or such other documents, and none of the Parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

SECTION 8.8. Applicable Law.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

SECTION 8.9. Specific Performance.

     The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 8.10. Binding Effect, Benefits.

     This Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided, however, that the provisions of Section 5.6 hereof shall accrue to the benefit of, and shall be enforceable by, each of the current and former directors and officers of the Company.

SECTION 8.11.  Assignability.

     Neither this Agreement nor any of the Parties' rights hereunder shall be assignable by any Party without the prior written consent of the other Parties.

SECTION 8.12.  Amendments.

     This Agreement may be varied, amended or supplemented at any time before or after the approval and adoption of this Agreement by the stockholders of the Company, by action of the respective boards of directors of the Company and Newco and by the proper officers of Parent, without action by the stockholders thereof; provided that, after approval and adoption of this Agreement by the Company's stockholders, no such variance, amendment or supplement shall, without consent of such stockholders, reduce the amount or alter the form of the consideration that the holders of the capital stock of the Company shall be entitled to receive following the Effective Time pursuant to Section 2.5 hereof. Without limiting the generality of the foregoing, this Agreement may only be amended, varied or supplemented by an instrument in writing, signed by the Parties.

SECTION 8.13.  Headings.

     The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.14.  Mutual Drafting.

     Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

     IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute and deliver this Agreement as of the date first above written.

                                          FUJITSU LIMITED

                                          By /s/ KAZUTO KOJIMA

                                            ------------------------------------
                                          Name: Kazuto Kojima
                                          Title:  Group President, Marketing
                                          Group and
                                              International Comupter Business
                                          Group

                                          FUJITSU INTERNATIONAL, INC.

                                          By /s/ KAZUTO KOJIMA

                                            ------------------------------------
                                          Name: Kazuto Kojima
                                          Title:  President

                                          AMDAHL CORPORATION

                                          By /s/ JOHN C. LEWIS

                                            ------------------------------------
                                          Name: John C. Lewis
                                          Title:  President and Chief Executive
                                                  Officer

                                    ANNEX I

                                 DEFINED TERMS

     "Agreement" shall mean the Agreement and Plan of Merger to which this Annex I is attached. References in this Annex I to a "Section" shall mean a reference to the specified Section of the Agreement.

     "Alternative Transactions" shall have the meaning ascribed to it in Section 5.4(a).

     "Applicable Law" shall mean any foreign or domestic, federal, state or local, statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, permit, judgment, decree or other requirement of any Governmental Authority.

     "Business Day" shall mean a weekday other than a public holiday in the U.S. or Japan, as the case may be. The term "U.S. Business Day" shall mean a business day for purposes of the Exchange Act.

     "Certificate" shall have the meaning ascribed to it in Section 2.7(a).

     "Closing" shall have the meaning ascribed to it in Section 2.3.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company Agreement" shall have the meaning ascribed to it in Section 3.4.

     "Company Annual Report" shall have the meaning ascribed to it in Section 3.2(a).

     "Company Board" shall have the meaning ascribed to it in Section 1.2(a).

     "Company Common Stock" shall have the meaning ascribed to it in the Recitals to the Agreement.

     "Company Disclosure Documents" shall have the meaning ascribed to it in
Section 1.3(c).

     "Company Stock Purchase Plan" shall have the meaning ascribed to it in
Section 3.5(b).

     "Company Option Plans" shall have the meaning ascribed to it in Section 3.5(b).

     "Company SEC Filings" shall have the meaning ascribed to it in Section 3.6.

     "Company Stock Plans" shall have the meaning ascribed to it in Section 3.5(b).

     "Confidentiality Agreement" shall have the meaning ascribed to it in
Section 5.2(b).

     "Constituent Corporations" shall have the meaning ascribed to it in the Recitals to the Agreement.

     "Continuing Director" shall have the meaning ascribed to it in Section 1.4(a).

     "DGCL" shall have the meaning ascribed to it in Section 1.2(a).

     "Defined Benefit Plan" shall have the meaning ascribed to it in Section 3.14(a).

     "Dissenting Shares" shall have the meaning ascribed to it in Section 2.8.

     "Effective Time" shall have the meaning ascribed to it in Section 2.3.

     "Encumbrance" shall mean any pledge, security interest, lien, claim, encumbrance, mortgage, charge, hypothecation, option, right of first refusal or offer, preemptive right, voting agreement, voting trust, proxy, power of attorney, escrow, option, forfeiture, penalty, action at law or in equity, security agreement, stockholder agreement or other agreement, arrangement, contract, commitment, understanding or obligation, or any other restriction, qualification or limitation on the use, transfer, right to vote, right to dissent and seek appraisal, receipt of income or other exercise of any attribute of ownership.

     "Environmental Event" shall have the meaning ascribed to it in Section
3.16.

     "ERISA" shall have the meaning ascribed to it in Section 3.14(a).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exon-Florio Act" shall have the meaning ascribed to it in Section 4.4.

     "Fairness Opinion" shall have the meaning ascribed to it in Section 3.21.

     "GAAP" shall have the meaning ascribed to it in Section 3.7(a).

     "Governmental Authority" shall have the meaning ascribed to it in Section 3.9.

     "HSR Act" shall have the meaning ascribed to it in Section 3.9.

     "Indemnified Parties" shall have the meaning ascribed to it in Section 5.6(a).

     "Intellectual Property Rights" shall have the meaning ascribed to it in
Section 3.12(a).

     "Knowledge" or "best knowledge" of the Company shall mean the actual knowledge of (i) any of the executive officers of the Company (within the meaning of Section 16 of the Exchange Act), (ii) any of the following additional officers of the Company: (a) Vice President, General Counsel and Corporate Secretary, (b) Vice President of Taxation, (c) Vice President of European Field Operations, (d) Vice President of Product Operations, and (e) Vice President and Treasurer of the Company, and (iii) any senior counsel of the Company involved in the preparation of this Agreement.

     "Material" means material to the value of the Company and its Subsidiaries, taken as a whole.

     "Material Adverse Effect" shall mean a material adverse effect on the business, assets, condition (financial or other) or operating results that is material and adverse to the value of the Company and its subsidiaries, taken as a whole, other than the effects of (A) the announcement of the Transactions, (B) general economic conditions, (C) conditions that are generally applicable to the business segments in which such Party conducts business or (D) actions taken or decisions made by Parent (other than as provided by contract or required by Applicable Law).

     "Member of the Controlled Group" shall have the meaning ascribed to it in
Section 3.14(a).

     "Merger" shall have the meaning ascribed to it in the Recitals to the Agreement.

     "Merger Consideration" shall have the meaning ascribed to it in Section 2.5(d).

     "Minimum Condition" shall have the meaning ascribed to it in Section
1.1(a).

     "Morgan Stanley" shall have the meaning ascribed to it in Section 3.21.

     "Multiemployer Plan" shall have the meaning ascribed to it in Section 3.14(a).

     "National Industrial Security Program" shall have the meaning ascribed to it in Section 3.9.

     "Offer" shall have the meaning ascribed to it in the Recitals to the Agreement.

     "Offer Documents" shall have the meaning ascribed to it in Section 1.3(a).

     "Offer Price" shall have the meaning ascribed to it in Section 1.1(a).

     "Options" shall have the meaning ascribed to it in Section 3.5(b).

     "Paying Agent" shall have the meaning ascribed to it in Section 2.7(a).

     "Plans" shall have the meaning ascribed to it in Section 3.14(a).

     "Post-Acceptance Board" shall have the meaning ascribed to it in Section 1.4(a).

     "Preferred Stock" shall have the meaning ascribed to it in Section 3.5(a).

     "Proprietary Software" shall have the meaning ascribed to it in Section 3.12(c).

     "Proxy Statement" shall have the meaning ascribed to it in Section 2.9(a).

     "Returns" shall have the meaning ascribed to it in Section 3.13(a).

     "SEC" shall have the meaning ascribed to it in Section 1.3(a).

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Schedule 14D-1" shall have the meaning ascribed to it in Section 1.3(a).

     "Schedule 14D-9" shall have the meaning ascribed to it in Section 1.3(b).

     "Schedule 13E-3" shall have the meaning ascribed to it in Section 1.3(a).

     "Shares" shall have the meaning ascribed to it in Section 1.1(a).

     "Significant Subsidiary" shall mean each of the Subsidiaries listed on Annex III to the Agreement.

     "Special Meeting" shall have the meaning ascribed to it in Section 2.9(a).

     "Standstill Agreement" shall have the meaning ascribed to it in Section 5.2(b).

     "Subsidiary" shall mean any corporation, partnership, joint venture or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time owned by the Company and/or one or more other direct or indirect Subsidiaries; provided, however, that for purposes of Article III (other than Section 3.2(a) and (b)), the following shall not be considered "Subsidiaries": Pebblesoft Learning, Inc. and Network Intelligence, Inc. and any of their respective subsidiaries.

     "Surviving Corporation" shall have the meaning ascribed to it in Section
2.1.

     "Tax" and "Taxes" shall have the meanings ascribed in Section 3.13(e).

     "Third Party" shall have the meaning ascribed to it in Section 5.4(a).

     "Third Party IP" shall have the meaning ascribed to it in Section 3.12(a).

     "Transactions" shall have the meaning ascribed to it in the Recitals to the Agreement.

                                    ANNEX II

                            CONDITIONS TO THE OFFER

     Capitalized terms used in this Annex II shall have the meanings assigned to them in the Agreement to which it is attached (the "Merger Agreement").

     Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Newco's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Newco shall not be required to accept for payment or pay for any Shares, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if:

          (1) at or prior to the expiration date of the Offer, the number of Shares validly tendered and not withdrawn, together with any Shares then owned by Parent or Newco, shall not satisfy the Minimum Condition;

          (2) at or prior to the expiration date of the Offer, (i) any applicable waiting period under the HSR Act or the applicable laws and regulations of the European Community shall not have expired or been terminated, (ii) the review period under the Exon-Florio Act shall not have expired, or the notice of determination not to investigate, or to take no action, under the Exon-Florio Act, in form satisfactory to Parent's counsel, shall not have been given, (iii) the approval of the U.S. Department of Defense pursuant to the National Industrial Security Program shall not have been obtained, (iv) any applicable period under the Competition Act (Canada) shall not have expired or been terminated (unless a certificate satisfactory to Parent shall have been issued under Section 102 of that Act), or (v) any requisite approval the European Commission or the Bank of Japan shall not have been obtained; or

          (3) at any time prior to acceptance for payment of or payment for Shares, any of the following events or conditions shall occur or exist:

             (a) there shall have been instituted or be pending any action or proceeding by any Governmental Authority, whether or not having the force of law, (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Newco, Parent or any affiliate of Parent or the consummation by Newco or Parent of any other Transaction, or seeking to obtain damages in connection with any Transaction, (ii) seeking to restrain or prohibit Parent's or Newco's full rights of ownership or operation (or that of Parent's subsidiaries or affiliates) of any portion of the business or assets of the Company or any of its Subsidiaries, or of Parent or any of its subsidiaries, or any of their respective affiliates, or to compel Parent or any of its subsidiaries or affiliates to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of Parent or any of its subsidiaries or any of their respective affiliates,
        (iii) seeking to impose material limitations on the ability of Parent or any of its subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or any of its subsidiaries or affiliates on all matters properly presented to the Company's stockholders, (iv) seeking to require divestiture by Parent or any of its subsidiaries or affiliates of any Shares, or (v) that otherwise, in the judgment of Parent or Newco, is likely to materially adversely affect the Company or any of the Subsidiaries or Parent or any of its subsidiaries or affiliates; or

             (b) there shall have been any action taken or any statute, rule, regulation, judgment, administrative interpretation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to Parent or Newco or any other subsidiary or affiliate of Parent, the Company or any of its Subsidiaries or the Offer, the acceptance for payment of or payment for any Shares, the Merger or any other Transaction, by any Governmental Authority (other than the application of the routine waiting period provisions of the HSR Act and the Exon-Florio Act), that has, directly or indirectly, resulted, or is reasonably likely to, directly or indirectly, result in any of the consequences referred to in paragraph (a) above; or

             (c) an event shall have occurred that has had or could reasonably be expected to have a Material Adverse Effect on the Company; or

             (d) there shall have occurred (i) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) which is material to the Transactions on the extension of credit by lending institutions in the United States or Japan, (iii) any limitation (whether or not mandatory) which is material to the Transactions by any Governmental Authority on the extension of credit by banks or other financial institutions, (iv) the commencement of a war or material armed hostilities directly or indirectly involving the United States or Japan or otherwise having a significant adverse effect on the functioning of the financial markets in the United States or Japan, (v) any significant change in the United States or Japanese currency exchange rates or suspension of the markets therefor (whether or not mandatory) or the imposition of, or any significant change in, any currency or exchange control laws in the United States or Japan which is material to the Transactions, or (vi) any limitation by any Governmental Authority that is likely to materially and adversely affect the financing of the Offer or the Merger; or

             (e) it shall have been publicly disclosed or Parent or Newco shall have otherwise learned that any Third Party shall have entered into a definitive agreement or an agreement in principle with respect to an Alternative Transaction; or

             (f) the Company Board (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Newco (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, the Merger Agreement or the Merger, (ii) shall have recommended an Alternative Transaction, or (iii) upon request of the Parent or Newco, shall have failed to reaffirm such approval or recommendation or shall have resolved to do any of the foregoing; or

             (g) the Company shall have breached or failed to perform in any respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true in any respect when made or at any time prior to consummation of the Offer as if made at and as of such time (other than representations and warranties which by their terms address matters only as of a certain date, which shall be true as of such date), and in either case the effect thereof shall have had or could reasonably be expected to have a Material Adverse Effect on the Company; or

             (h) the Merger Agreement shall have been terminated in accordance with its terms or amended in accordance with its terms to provide for such termination or amendment of the Offer.

     The foregoing conditions are for the sole benefit of Parent and Newco and may be asserted or waived by Parent or Newco, regardless of the circumstances giving rise to any such condition, in whole or in part at any time and from time to time in its sole discretion. The failure by Parent or Newco at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

                                   ANNEX III

                            SIGNIFICANT SUBSIDIARIES

Amdahl Ireland Limited
Amdahl International Corporation
Amdahl Overseas Capital Corporation N.V.
Amdahl Canada Limited
DMR Consulting Group Inc.
Amdahl Federal Service Corporation
Antares Alliance Group
DMR Trecom, Inc.
Amdahl Deutschland GmbH
Amdahl Italia S.p.A.
Amdahl (U.K.) Limited
AG Solutions Limited
Amdahl Canada Finance NRO Inc.
Amdahl Australia Pty. Ltd.
DMR Australia Pty. Ltd.

                                      III-1

                                   EXHIBIT IV

                        DELAWARE GENERAL CORPORATION LAW

                         SECTION 262. APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.